INDEX SUB-LICENSE AGREEMENT

This AGREEMENT, dated August 29, 2017 by and among Franklin Templeton Companies, LLC, ( “Franklin”), and Franklin Templeton ETF Trust, a Delaware statutory trust (the “Trust”) that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of certain series of the Trust identified on Exhibit A, as it may be amended from time to time, (each, a “Fund” and, collectively, the “Funds”).

WHEREAS, Franklin is a party to the FUNDS/PRODUCTS AGREEMENT with FTSE INTERNATIONAL LIMITED (“FTSE”) dated as of August 15, 2017 including any Schedules or amendments thereto (the “License Agreement”), pursuant to which Franklin has a license to use certain FTSE indexes (each an “Index” and collectively, the “Indexes”) and their related trademarks (“Marks”), and to sub-license such Indexes and Marks to the Funds; and

WHEREAS, Franklin wishes to sub-license the Indexes and Marks to the Trust on behalf of the Funds.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:

1.         Sub-License.  Franklin hereby sublicenses to each Fund the rights granted to Franklin under the License Agreement with respect to each Fund’s applicable underlying Index listed with each Fund in Exhibit A.

2.         No Ownership Rights.  Each Fund acknowledges that the Indexes are the exclusive property of FTSE, and that FTSE has and retains all proprietary rights therein.  Nothing in this Agreement shall be construed to transfer to a Fund any ownership right to, or equity interest in, any Index or Mark, or to or in any proprietary right therein, including, without limitation, any trademark or copyright right.

3.         Fees.

            (a)        This sub-license of the Indexes and the Marks by Franklin to the Funds is provided by Franklin at no additional charge to the Trust or the Funds.

            (b)        Franklin shall provide the Funds with the invoices for the license fees that Franklin is required to pay to FTSE pursuant to the License Agreement (the “License Fees”), and each Fund shall pay the License Fee for its applicable license directly to FTSE pursuant to the payment instructions accompanying the invoice.

4.         Representations and Warranties by Franklin.  Franklin represents and warrants to each Fund that it has the right under the License Agreement to sub‑license the Indexes and the Marks to the Funds under this Agreement, and that to its actual knowledge, each Fund’s use of the Indexes and the Marks in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.

5.         Term and Termination.  This Agreement may be terminated with respect to a Fund by a written instrument signed by Franklin and the Trust with respect to such Fund.  In addition, this Agreement shall terminate immediately upon termination of the License Agreement.

6.         Amendments.  This Agreement may be amended by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

Franklin Templeton Companies, LLC

/s/ J. Matthew Gowdy

Name: J. Matthew Gowdy

Title: Senior Vice President

Franklin Templeton ETF Trust,

on behalf of the Funds listed on Exhibit A

/s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President and Secretary

                                                                EXHIBIT A

Series of the Trust	Index
Franklin FTSE Australia ETF	FTSE Australia RIC Capped Net Tax Index
Franklin FTSE Brazil ETF	FTSE Brazil RIC Capped Net Tax Index
Franklin FTSE Canada ETF	FTSE Canada RIC Capped Net Tax Index
Franklin FTSE China ETF	FTSE China RIC Capped Net Tax Index
Franklin FTSE France ETF	FTSE France RIC Capped Net Tax Index
Franklin FTSE Germany ETF	FTSE Germany RIC Capped Net Tax Index
Franklin FTSE Hong Kong ETF	FTSE Hong Kong RIC Capped Net Tax Index
Franklin FTSE India ETF	FTSE India RIC Capped Net Tax Index
Franklin FTSE Italy ETF	FTSE Italy RIC Capped Net Tax Index
Franklin FTSE Japan ETF	FTSE Japan RIC Capped Net Tax Index
Franklin FTSE Mexico ETF	FTSE Mexico RIC Capped Net Tax Index
Franklin FTSE Russia ETF	FTSE Russia RIC Capped Net Tax Index
Franklin FTSE South Korea ETF	FTSE South Korea RIC Capped Net Tax Index
Franklin FTSE Switzerland ETF	FTSE Switzerland RIC Capped Net Tax Index
Franklin FTSE Taiwan ETF	FTSE Taiwan RIC Capped Net Tax Index
Franklin FTSE United Kingdom ETF	FTSE UK RIC Capped Net Tax Index
Franklin FTSE Asia ex Japan ETF	FTSE Asia Pacific ex Japan, Australia, New Zealand Net Tax Index
Franklin FTSE Europe ETF	FTSE Developed Europe Net Tax Index
Franklin FTSE Europe Hedged ETF	FTSE Developed Europe 100% Hedged to USD Net Tax Index
Franklin FTSE Japan Hedged ETF	FTSE Japan RIC Capped 100% Hedged to USD Net Tax Index
Franklin FTSE Latin America ETF	FTSE Saudi Arabia RIC Capped Index
Franklin FTSE Saudi Arabia ETF	FTSE Latin America RIC Capped Index
Franklin FTSE South Africa ETF	Return FTSE/JSE South Africa RIC Capped Index

  * Revised as of September 1, 2018.